CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting the Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A (the "Registration Statement") of Scudder Gold Fund of our report dated December 23, 1998, on the consolidated financial statements and consolidated financial highlights appearing in the October 31, 1998 Annual Report to the Shareholders of Scudder Gold Fund, which is also incorporated by reference into the Registration Statement. We further consent to the references to our Firm under the headings "Financial Highlights," in the Prospectus and "Experts" in the Statement of Additional Information.








PricewaterhouseCoopers LLP
Boston, Massachusetts
February 24, 1999